ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   2,260,540     486,929     251,103    3.47%    2,071,486    2.38%
 Feb-98   1,509,882     474,590      94,763    1.33%    2,430,013    2.84%
 Mar-98   2,517,224     466,348     118,931    1.72%    2,478,617    2.99%
 Apr-98   2,310,693     452,609      81,460    1.21%    2,480,351    3.08%
 May-98   4,118,709     439,996     129,427    2.03%    2,144,604    2.80%
 Jun-98   1,933,318     417,515      85,900    1.38%    2,384,023    3.20%
 Jul-98   2,561,920     406,962      61,874    1.03%    2,183,083    3.03%
 Aug-98   2,391,371     392,978     116,945    2.02%    2,275,965    3.27%
 Sep-98   2,101,571     379,925     187,685    3.34%    2,172,391    3.22%
 Oct-98   2,376,793     368,454     150,392    2.77%    1,993,778    3.06%
 Nov-98   1,962,666     355,481      48,990    0.93%    2,146,711    3.40%
 Dec-98   2,038,582     344,768      63,622    1.25%    2,088,650    3.42%
        ____________ ___________ ___________
 Totals  28,083,269   4,986,555   1,391,092

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.